Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Charter Communications, Inc.:
We consent to the incorporation by reference in the registration statements Nos. 333-163357 and 333-170475 on Form S-8 and Nos. 333-170530, 333-170523, and 333-171526 on Form S-3 of Charter Communications, Inc. and subsidiaries (the Company) of our report dated February 24, 2012, with respect to the consolidated balance sheets of the Company as of December 31, 2011 and 2010 (Successor), and the related consolidated statements of operations, changes in shareholders' equity (deficit), and cash flows for the years ended December 31, 2011 and 2010 (Successor), the one month ended December 31, 2009 (Successor), and the eleven months ended November 30, 2009 (Predecessor), and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of the Company.
Our report dated February 24, 2012 includes an explanatory paragraph that refers to the Company's adoption of fresh-start accounting in conformity with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (included in FASB ASC Topic 852, Reorganizations), effective as of November 30, 2009. Accordingly, the Company's consolidated financial statements prior to November 30, 2009 are not comparable to its consolidated financial statements for periods after November 30, 2009.

/s/ KPMG

St. Louis, Missouri
February 24, 2012